                      EXHIBIT 99
Release:     On receipt, Oct. 25, 2018
Media Contact:    Erica Jensen, 515-362-0049, jensen.erica@principal.com
Investor Contact:    John Egan, 515-235-9500, egan.john@principal.com

Principal Announces Third Quarter 2018 Results
Company Also Announces Increase to Common Stock Dividend

Company Highlights
• Third quarter 2018 net income attributable to Principal Financial Group, Inc. (PFG) of $456.3 million, or $1.59 per diluted share
• Third quarter 2018 non-GAAP operating earnings[1] of $481.2 million, or $1.67 per diluted share
• Assets under management (AUM) of $667.8 billion, up 2 percent over third quarter 2017
• Company declares fourth quarter 2018 common stock dividend of $0.54 per share; a 10 percent increase over the fourth quarter 2017
(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) today announced results for third quarter 2018.

•
Net income attributable to PFG for third quarter 2018 of $456.3 million, compared to $810.2 million for third quarter 2017. Net income per diluted share of $1.59 for third quarter 2018 compared to $2.76 in prior year quarter.

◦
As noted in Exhibit 1, third quarter 2018 net income reflected the results of the significant variances, including the annual actuarial assumption review, which benefited net income by $32.1 million, or $0.12 per diluted share.

◦	As a reminder, third quarter 2017 net income benefited $410.8 million from a real estate exchange with one of our joint venture partners.

•
Non-GAAP operating earnings for third quarter 2018 of $481.2 million, compared to $373.7 million for third quarter 2017. Non-GAAP operating earnings per diluted share of $1.67 for third quarter 2018 compared to $1.28 for third quarter 2017.

◦	Third quarter 2018 non-GAAP operating earnings reflected the following significant variances from expected as noted in Exhibit 1:

▪	Results of the annual actuarial assumption review decreased non-GAAP operating earnings by $21.5 million, or $0.08 per diluted share;

▪
A net benefit in Principal Global Investors of $62.5 million after-tax, or $0.22 per diluted share, from a previously disclosed accelerated real estate performance fee of $0.24 per diluted share partially offset by elevated expenses of $(0.02) per diluted share; and

▪	Higher than expected variable investment income in Retirement and Income Solutions and U.S. Insurance Solutions increased non-GAAP operating earnings by $18.2 million, or $0.06 per diluted share.
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1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

◦	After excluding the significant variances noted in Exhibit 1, non-GAAP operating earnings increased 1 percent over the prior year quarter.

•
Quarterly common stock dividend of $0.54 per share for fourth quarter 2018 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.10 per share, a 12 percent increase compared to the prior year trailing twelve-month period. The dividend will be payable on Dec. 28, 2018, to shareholders of record as of Dec. 3, 2018.

“I’m pleased with our results for the quarter and through nine months. Despite some unfavorable macroeconomic conditions and our accelerated investment in digital business solutions, we continued to deliver solid growth in non-GAAP operating earnings,” said Dan Houston, chairman, president and CEO.

“This year, we’ve returned $886 million to shareholders through common stock dividends and share repurchases, and committed $130 million to acquisitions, reflecting our balanced approach to capital deployment and our commitment to creating long-term shareholder value. Today we also announced our 11th consecutive common stock dividend increase, emphasizing our conviction around our earnings and our strong capital position.”

Other third quarter highlights

•	Strong Morningstar investment performance[2], with 74 percent of Principal’s investment options above median on a one-year basis, 68 percent on a three-year basis and 89 percent on a five-year basis.

•
We continue to execute on our accelerated investment in digital business strategies as we intensify our focus on the customer experience, direct-to-consumer offerings and our use of data science in investment research. More details to follow on our Nov. 15th Investor Day in New York.

•	Total company AUM of $667.8 billion with total company net cash flows of $0.2 billion.

•
Retirement and Income Solutions (RIS) - Fee sales of $2.9 billion and net cash flow of $0.9 billion contributed to higher end of period account values of $238.2 billion, a 10 percent increase over the prior year quarter.

•
RIS - Spread sales of $2.7 billion, including pension risk transfer sales of $1.2 billion, helped drive end of period account values to $44.7 billion, a 10 percent increase over the prior year quarter.

•	Principal Global Investors (PGI) pre-tax return on operating revenues less pass-through commissions[3] was 36.7 percent on a trailing twelve month basis.

•
Principal International (PI) generated net cash flow of $0.7 billion which is the 40th consecutive quarter of positive net cash flow. In addition, China, which is not included in our reported numbers, had $4.1 billion of positive net cash flows.

•	Specialty Benefits premium and fees[4] increased 7 percent compared to the year ago quarter driven by strong retention and sales.
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2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.
3 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.
4 Premium and fees = premiums and other considerations plus fees and other revenues.

•	Individual Life sales increased 13 percent over the year ago quarter with 58 percent of total sales from the business market.

•	Continued strong capital position with a 2018 capital deployment target of $900 million to $1.3 billion. Deployed $215.6 million of capital in third quarter 2018, including:

◦	$64.9 million to repurchase 1.1 million shares of common stock; and

◦	$150.7 million of common stock dividends with the $0.53 per share common dividend paid in the third quarter.

Segment Results
Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings[5]	$155.4	$108.0	44%	$549.0	$524.2	5%
Net revenue[6]	$415.8	$372.1	12%	$1,647.0	$1,582.8	4%
Pre-tax return on net revenue[7]	37.4%	29.0%		33.3%*	33.1%*
*Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 32.8 percent for third quarter 2018 and 34.9 percent for third quarter 2017.

•
Pre-tax operating earnings increased $47.4 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were down 6 percent over the year ago quarter as growth in net revenue was more than offset by higher operating expenses.

•	Net revenue increased $43.7 million. Excluding the significant variances outlined in Exhibit 1, net revenue was up 1 percent primarily due to higher fees driven by account value growth.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings	$104.4	$102.1	2%	$362.0	$385.4	(6)%
Net revenue	$141.9	$131.0	8%	$536.8	$553.1	(3)%
Pre-tax return on net revenue	73.6%	77.9%		67.4%*	69.7%*
*Pre-tax return on net revenue - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on net revenue was 64.8 percent for third quarter 2018 and 66.6 percent for third quarter 2017.

•
Pre-tax operating earnings increased $2.3 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were flat compared to the year ago quarter as growth in net revenue was offset by higher operating expenses.

•	Net revenue increased $10.9 million. Excluding the significant variances outlined in Exhibit 1, net revenue was up 7 percent due mainly to growth in the business.

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5 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.5
6 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.
7 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings	$215.4	$130.2	65%	$576.8	$479.3	20%
Operating revenues less pass-through commissions	$591.2	$327.5	81%	$1,589.5	$1,288.6	23%
Pre-tax return on operating revenues less pass-through commissions[8]	36.7%	40.2%		36.7%	37.7%
Total PGI assets under management (billions)	$426.5	$423.3	1%
PGI sourced assets under management (billions)	$208.1	$215.9	(4)%

•	Pre-tax operating earnings increased $85.2 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were flat compared to the year ago quarter.

•
Operating revenues less pass-through commissions increased $263.7 million. Excluding the significant variances outlined in Exhibit 1, operating revenues less pass-through commissions is up 3 percent due to growth in management fees.

Principal International

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings	$32.4	$72.4	(55)%	$279.8	$317.7	(12)%
Combined[9] net revenue (at PFG share)	$240.5	$236.0	2%	$965.3	$881.7	9%
Pre-tax return on combined net revenue (at PFG share)	13.5%	30.7%		29.0%*	36.0%*
Assets under management (billions)	$156.6	$158.6	(1)%
*Pre-tax return on combined net revenue (at PFG share) - Excluding the third quarter actuarial assumption reviews, the trailing twelve month combined pre-tax return on net revenue (at PFG share) was 34.4 percent for third quarter 2018 and 37.6 percent for third quarter 2017.

•
Pre-tax operating earnings decreased $40.0 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 2 percent as underlying growth in the business was largely offset by foreign currency headwinds.

•
Combined net revenue (at PFG share) increased $4.5 million. Excluding the significant variances outlined in Exhibit 1, combined net revenue increased by 6 percent as underlying growth in the business was largely offset by foreign currency headwinds.

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8 Pre-tax return on operating revenues less pass-through commissions = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through commissions.
9 Combined net revenue: net revenue for all Principal International companies at 100% less pass-through commissions. Prior to 1Q 2018, pass-through commissions were not excluded from this definition. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for Principal International as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings	$83.7	$83.8	0%	$277.1	$264.8	5%
Premium and fees	$548.0	$513.7	7%	$2,131.2	$1,979.6	8%
Pre-tax return on premium and fees[10]	15.3%	16.3%		13.0%*	13.4%*
Incurred loss ratio	61.1%	60.7%		62.0%	63.0%
*Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 12.7 percent for third quarter 2018 and 12.7 percent for third quarter 2017.

•
Pre-tax operating earnings decreased $0.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 3 percent primarily due to growth in the business and favorable claims experience partially offset by higher expenses.

•	Premium and fees increased $34.3 million reflecting strong retention, sales, and employment growth.

•	Incurred loss ratio, after adjusting for the significant variances outlined in Exhibit 1, was at the low end of our expected range.

Individual Life Insurance

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating earnings	$34.5	$(0.6)	N/M	$169.8	$115.9	47%
Premium and fees	$269.1	$273.8	(2)%	$1,091.0	$1,063.0	3%
Pre-tax return on premium and fees	12.8%	(0.2)%		15.6%*	10.9%*
*Pre-tax return on premium and fees - Excluding the third quarter actuarial assumption reviews, the trailing twelve-month pre-tax return on premium and fees was 16.9 percent for third quarter 2018 and 15.5 percent for third quarter 2017.

•
Pre-tax operating earnings increased $35.1 million. Excluding the significant variances outlined in Exhibit 1, pre-tax operating earnings were up 8 percent primarily due to favorable claims experience.

•	Premium and fees decreased $4.7 million. Excluding the significant variances outlined in Exhibit 1, premium and fees increased 5% primarily due to growth in the business.
Corporate

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	3Q18	3Q17	% Change	3Q18	3Q17	% Change
Pre-tax operating losses	$(32.4)	$(43.0)	25%	$(185.4)	$(202.3)	8%

•
Pre-tax operating losses decreased $10.6 million due to a benefit from a tax settlement. On an after-tax basis, Corporate losses were in line with our expectations as income taxes offset the pre-tax benefit. For the full year we expect pre-tax operating losses to be lower than our guided range of $(190)-$(210) million.

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10 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Exhibit 1
Principal Financial Group
Comparison of quarterly net income attributable to PFG and non-GAAP operating earnings excluding significant variances
(in millions, except per share data)

	3Q18 as reported	Impacts of 3Q18 significant variances			3Q18 excluding significant variances	3Q17 as reported	Actuarial assumption review	3Q17 excluding significant variances
		Actuarial assumption review	Accelerated performance fee and elevated expenses	Variable investment income
Net income attributable to PFG	$ 456.3	$ 32.1	$ 62.5	$ 18.2	$ 343.5	$ 810.2	$ (26.6)	$ 836.8
Net realized capital (gains) losses, as adjusted	24.9	(53.6)	—	—	78.5	(436.5)	(16.3)	(420.2)
Non-GAAP operating earnings	481.2	(21.5)	62.5	18.2	422.0	373.7	(42.9)	416.6
Income taxes	112.2	(22.1)	23.1	4.8	106.4	79.2	(23.5)	102.7
Non-GAAP pre-tax operating earnings	$ 593.4	$ (43.6)	$ 85.6	$ 23.0	$ 528.4	$ 452.9	$ (66.4)	$ 519.3

Per diluted share:
Net income	$ 1.59	$ 0.12	$ 0.22	$ 0.06	$ 1.19	$ 2.76	$ (0.09)	$ 2.85
Net realized capital (gains) losses, as adjusted	0.08	(0.20)	0.00	0.00	0.28	(1.48)	(0.05)	(1.43)
Non-GAAP operating earnings	$ 1.67	$ (0.08)	$ 0.22	$ 0.06	$ 1.47	$ 1.28	$ (0.14)	$ 1.42
Weighted average diluted common shares outstanding	287.8	287.8	287.8	287.8	287.8	293.1	293.1	293.1

Segment pre-tax operating earnings (losses):
RIS-Fee	$ 155.4	$ 7.7	$—	$7.0	$ 140.7	$ 108.0	$ (41.0)	$ 149.0
RIS-Spread	104.4	11.5	—	10.0	82.9	102.1	19.2	82.9
Retirement and Income Solutions	259.8	19.2	—	17.0	223.6	210.1	(21.8)	231.9

Principal Global Investors	215.4	—	85.6	—	129.8	130.2	—	130.2

Principal International	32.4	(53.5)	—	—	85.9	72.4	(11.8)	84.2

Specialty Benefits	83.7	6.2	—	6.0	71.5	83.8	14.2	69.6
Individual Life	34.5	(15.5)	—	—	50.0	(0.6)	(47.0)	46.4
U.S. Insurance Solutions	118.2	(9.3)	—	6.0	121.5	83.2	(32.8)	116.0

Corporate	(32.4)	—	—	—	(32.4)	(43.0)	—	(43.0)
Total segment pre-tax operating earnings	$ 593.4	$ (43.6)	$ 85.6	$ 23.0	$ 528.4	$ 452.9	$ (66.4)	$ 519.3

Income statement line item details of the 3Q17 and 3Q18 significant variances are available in our earnings conference call presentation on our website.

Forward looking and cautionary statements
Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income available to PFG, net cash flows, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2017, and in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2018, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; and loss of key vendor relationships or failure of a vendor to protect information of our customers or employees.
Use of Non-GAAP financial measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.
Earnings conference call
On Friday, Oct. 26, 2018, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 8587837.

•
Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 8587837. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Nov. 2, 2018.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.
The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®11
Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals - offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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11 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

Principal Financial Group, Inc. Results:	(in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/18	9/30/17	9/30/18	9/30/17
Net income attributable to PFG	$456.3	$810.2	$2,151.8	$1,786.6
Net realized capital (gains) losses, as adjusted	24.9	(436.5)	4.9	(338.8)
Other after-tax adjustments	0.0	0.0	(524.5)	52.0
Non-GAAP Operating Earnings*	$481.2	$373.7	$1,632.2	$1,499.8
Income taxes	112.2	79.2	396.9	385.2
Non-GAAP Pre-Tax Operating Earnings	$593.4	$452.9	$2,029.1	$1,885.0

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$259.8	$210.1	$911.0	$909.6
Principal Global Investors	215.4	130.2	576.8	479.3
Principal International	32.4	72.4	279.8	317.7
U.S. Insurance Solutions	118.2	83.2	446.9	380.7
Corporate	(32.4)	(43.0)	(185.4)	(202.3)
Total Segment Pre-Tax Operating Earnings	$593.4	$452.9	$2,029.1	$1,885.0

	Per Diluted Share
	Three Months Ended,		Nine Months Ended,
	9/30/18	9/30/17	9/30/18	9/30/17
Net income	$1.59	$2.76	$4.52	$5.02
Net realized capital (gains) losses, as adjusted	0.08	(1.48)	(0.10)	(1.17)
Non-GAAP Operating Earnings	$1.67	$1.28	$4.42	$3.85
Weighted-average diluted common shares outstanding (in millions)	287.8	293.1	290.0	292.7

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings
Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics
	Period Ended,
	9/30/18	12/31/17
Total assets (in billions)	$258.8	$253.9
Stockholders’ equity (in millions)	$11,768.7	$12,921.9
Total common equity (in millions)	$11,700.8	$12,849.3
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$11,882.3	$11,765.3
End of period common shares outstanding (in millions)	283.6	289.0
Book value per common share	$41.26	$44.46
Book value per common share excluding AOCI other than foreign currency translation adjustment	$41.90	$40.71

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions, except as indicated)
	Period Ended,
	9/30/18	12/31/17
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$11,768.7	$12,921.9
Noncontrolling interest	(67.9)	(72.6)
Stockholders’ equity available to common stockholders	11,700.8	12,849.3
Net unrealized capital (gains) losses	(244.3)	(1,455.1)
Net unrecognized postretirement benefit obligation	425.8	371.1
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$11,882.3	$11,765.3

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$41.26	$44.46
Net unrealized capital (gains) losses	(0.86)	(5.03)
Net unrecognized postretirement benefit obligation	1.50	1.28
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$41.90	$40.71

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/18	9/30/17	9/30/18	9/30/17
Income Taxes:
Total GAAP income taxes (benefits)	$109.1	$344.6	(308.6)	$498.9
Net realized capital gains (losses) tax adjustments	4.7	(284.3)	49.6	(227.6)
Tax benefit related to other after-tax adjustments	—	—	594.5	34.4
Income taxes related to equity method investments and noncontrolling interest	(1.6)	18.9	61.4	79.5
Income taxes	$112.2	$79.2	$396.9	$385.2

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(5.5)	$676.6	$(3.1)	$520.7

Recognition of front-end fee revenues	(0.9)	0.1	(3.4)	(0.4)
Market value adjustments to fee revenues	—	(0.1)	0.1	(0.2)
Net realized capital gains (losses) related to equity method investments	(0.9)	1.3	(5.9)	2.8
Derivative and hedging-related adjustments	(15.8)	(10.8)	(62.6)	(64.9)
Sponsored investment fund adjustments	2.9	1.6	9.8	5.6
Amortization of deferred acquisition costs	1.7	20.2	11.9	84.0
Capital gains distributed – operating expenses	(12.0)	(9.5)	(20.6)	(22.9)
Amortization of other actuarial balances	4.2	3.2	14.3	14.4
Market value adjustments of embedded derivatives	4.1	40.1	16.5	43.6
Capital gains distributed – cost of interest credited	(5.7)	(2.0)	(10.2)	(16.5)
Net realized capital gains (losses) tax adjustments	4.7	(284.3)	49.6	(227.6)
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(1.7)	0.1	(1.3)	0.2
Total net realized capital gains (losses) after-tax adjustments	(19.4)	(240.1)	(1.8)	(181.9)

Net realized capital gains (losses), as adjusted	(24.9)	$436.5	$(4.9)	$338.8

Other After-Tax Adjustments:
Contribution to PFG Foundation
Pre-tax	$—	$—	(70.0)	—
Tax	—	—	26.2	—
Tax Cuts and Jobs Act:
Pre-tax	—	—	—	—
Tax	—	—	568.3	—
Early extinguishment of debt:
Pre-tax	—	—	—	(86.4)
Tax	—	—	—	34.4
Total other after-tax adjustments	$—	$—	$524.5	$(52.0)

Principal Financial Group, Inc. Reconciliation of U.S. GAAP to Non-GAAP Financial Measures (in millions)
	Three Months Ended,		Trailing Twelve Months,
	9/30/18	9/30/17	9/30/18	9/30/17
Principal Global Investors Operating Revenues Less Pass-Through Commissions:
Operating revenues	$632.8	$367.5	$1,756.4	$1,449.0
Commission expense	(41.6)	(40.0)	(166.9)	(160.4)
Operating revenues less pass-through commissions	$591.2	$327.5	$1,589.5	$1,288.6

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$32.4	$72.4	$279.8	$317.7
Combined operating expenses other than pass-through commissions (at PFG share)	208.1	163.6	685.5	564.0
Combined net revenue (at PFG share)	$240.5	$236.0	$965.3	$881.7